Consent of Independent Registered Public Accounting Firm

To the Board of Trustees of
Calvert World Values Fund, Inc.:

We consent to the use of our report dated November 20, 2006, with respect to the financial statements of the Calvert World Values International Equity Fund and Calvert Capital Accumulation Fund, each a series of the Calvert World Values Fund, Inc., as of September 30, 2006, incorporated herein by reference and to the references to our firm under the heading "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm and Custodians" in the Statement of Additional Information.

/s/KPMG LLP
Philadelphia, Pennsylvania
January 26, 2007